Exhibit 99.2

P.O. Box 39
Powhatan, VA  23139

(804)403-2000
(804)598-7768 fax

www.centralvabank.com
OCTOBER 29, 2010

To our shareholders, clients, and friends,

Today Central Virginia Bank announced third quarter results showing significant progress is being made.  Core earnings for the third quarter were $0.7 million, and $2.0 million for the year to date. Core earnings represent a non-GAAP measure defined as GAAP (generally accepted accounting principles) pre-tax net income excluding loan loss and OREO (other real estate owned) expense, impairment charges, and securities gains and losses. It indicates that the basic or core earning capacity of the bank is generating income.

The bank reported a net pre-tax loss of $1.4 million for the third quarter of 2010.  This shows an improvement of $0.7 million when compared to the second quarter of 2010’s net pre-tax loss of $2.1 million.

We are very pleased that our core earnings continue to show strength and our pre-tax earnings are improving.  In addition, our deposit levels remain stable, which is testimony to our loyal customers.

Also during the third quarter of 2010, we determined that according to generally accepted accounting principles we had to make an adjustment of $12.1 million to our net  deferred tax asset. This adjustment does not affect our regulatory capital ratios, our liquidity or cash flows.   The bank has deferred tax assets that we may be able to use as offsets against taxes in future earning years when we return to profitability and taxes are assessed. These deferred tax assets are on the Company’s books primarily because we lost money in 2008 and 2009 due to losses from Fannie Mae, Freddie Mac, and other investment securities, as well as increases in loan loss provisions.

We made this determination primarily based upon the struggling US economy, our three year cumulative loss, as well as the deferral of our planned capital raise. Although the Company’s current financial forecasts indicate that taxable income will be generated in the future, those forecasts do not show taxable income sufficient to overcome the expected three year cumulative loss position. The creation of the valuation allowance reduced tangible book value, but does not have an effect on the company’s cash flows, and the allowance may be recoverable in future periods if the Company  realizes sufficient future taxable income.

At the end of the third quarter, the bank’s tier 1 risk-based capital ratio and leverage ratio continue to be above the well capitalized minimum levels while the total risk based capital position remains above the minimum adequately capitalized level.

Also, as you know, the company is continuing to assess its capital raising alternatives and filed a  registration statement with the Securities and Exchange Commission in August relating to a rights and common stock offering.  However, on September 24, 2010 we announced our decision not to pursue a rights and stock offering at that time, on the advice of our investment bankers.  The bank expects to renew its efforts to raise additional capital as soon as market conditions improve.

We’re here to serve our customers, and every day we’re making loans and opening new deposit accounts. We fully intend to emerge from this, the most severe recession since the Great Depression, a stronger, more efficient, and even more customer oriented financial institution. We continue to work toward improving operating results through a cost reduction initiative currently underway.

Overall, we are pleased with our company’s performance and we believe the worst may be behind us. We are positive about our future, in spite of current economic conditions.

Central Virginia Bank has a strong and solid franchise with extremely loyal customers. Our mission continues to be serving the needs of our customers; rewarding our shareholders; developing and supporting our employees; and giving back to the communities where we live and work. Customers and shareholders of Central Virginia Bank can feel confident maintaining their relationship with the bank. Our entire team is committed to successfully overcoming the challenges that lie ahead and emerging a stronger organization.

Thank you for your continued support of our efforts.

James T. Napier
Chairman of the Board

Enclosure:  Press Release dated October 29, 2010